Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended November 30, 2011

(Dollars in millions)

November 2011
Domestic Card Metrics (1)
Net principal charge-offs	$193
Average loans held for investment	$53,903
Annualized net charge-off rate(2)	4.29%
30+ day delinquencies	$2,044
Period-end loans held for investment	$54,823
30+ day delinquency rate(3)	3.73%

International Card Metrics(1)
Net principal charge-offs	$38
Average loans held for investment	$8,485
Annualized net charge-off rate(2)	5.32%
30+ day delinquencies	$436
Period-end loans held for investment	$8,357
30+ day delinquency rate(3)	5.22%

Auto Finance Metrics
Net principal charge-offs	$35
Average loans held for investment	$21,101
Annualized net charge-off rate(2)	1.98%
30+ day delinquencies	$1,516
Period-end loans held for investment	$21,340
30+ day delinquency rate(3)	7.10%

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by loan category by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by loan category by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.